UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 22, 2013

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, Mr. Waleed Muhairi resigned as a member of the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”). Mr. Al Muhairi was appointed to the Board pursuant to the terms of that certain Master Transaction Agreement, dated October 6, 2008, with Advanced Technology Investment Corporation LLC and West Coast Hitech, L.P. (“WCH”), the Company’s largest stockholder, acting through West Coast Hitech G.P., Ltd., its general partner, which was further amended on December 5, 2008. The Master Transaction Agreement provides that, until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of the Company’s common stock, WCH has the right to designate a representative to the Board. For more information regarding the Master Transaction Agreement and other transactions with WCH and its affiliates, please see the Company’s Current Report on Form 8-K, filed on November 8, 2012.

On February 22, 2013, WCH designated Martin L. Edelman to fill the vacancy created by Mr. Muhairi’s resignation, and the Board appointed Mr. Edelman as a director. The Board has deemed that Mr. Edelman is not independent and has not appointed Mr. Edelman to any committees of the Board. Mr. Edelman will receive similar compensation as the Company provides to non-employee directors, which is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 15, 2012, including a grant of 30,080 restricted stock units, all of which will vest on the first anniversary of the date of grant.

Mr. Craig A. Conway, who is currently a member of the Board, will not stand for re-election to the Board at the Company’s 2013 Annual Meeting of Stockholders. Mr. Conway has decided not to stand for re-election in order to focus on his other business and personal interests.

A copy of the press release announcing these items is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 26, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2013	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Roeder
	Name:	Faina Roeder
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 26, 2013.

4